Exhibit 99.1

ONEMAIN HOLDINGS, INC. REPORTS SECOND QUARTER 2018 RESULTS
2Q 2018 GAAP diluted EPS of $0.05;2Q 2018 C&I adjusted EPS of $1.18

Evansville, IN, July 30, 2018 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $43 million and net income of $7 million for the second quarter of 2018, compared to $66 million and $42 million, respectively, in the prior year quarter. In connection with the completion of Fortress Investment Group LLC's sale of its stake in the company to funds managed by Apollo Global Management, LLC (NYSE:APO) and Värde Partners, Inc. on June 25, 2018, net income for the second quarter of 2018 included a charge of approximately $106 million, reflecting a distribution to certain executive officers as a result of their ownership interests in Springleaf Financial Holdings, LLC (“SFH”), the entity which held the Fortress ownership stake. Although the distribution was not made by OneMain (“the company”) or its subsidiaries, in accordance with applicable accounting guidance, the company recorded the SFH distribution as a non-cash incentive expense with an equal and offsetting increase to additional paid-in capital. Accordingly, the impact to the company was non-cash, equity neutral and not tax deductible.

Earnings per diluted share were $0.05 in the second quarter of 2018, compared to $0.30 in the prior year quarter.

“During the second quarter, we continued to make great progress across our full year 2018 strategic priorities,” said Jay Levine, President and CEO of OneMain Holdings, Inc. “Finance receivables continued to grow in a disciplined manner, supported by further growth of our portfolio's secured lending mix and consistent risk-adjusted returns. Credit performance continued to strengthen and we achieved operating leverage while reinvesting in our business. We look forward to building on this strong financial performance throughout the remainder of 2018.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $211 million and adjusted net income of $160 million for the second quarter of 2018, compared to $174 million and $110 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.18 for the second quarter of 2018, compared to $0.81 in the prior year quarter.

Originations totaled $3.2 billion in the second quarter of 2018, up 8.9% from $3.0 billion in the prior year quarter. The percentage of secured originations was 47% in the second quarter of 2018, consistent with 47% in the prior year quarter.

Ending net finance receivables reached $15.4 billion at June 30, 2018, up 11% from $13.9 billion in the prior year quarter. Secured receivables represented $1.3 billion of the $1.6 billion increase in ending net finance receivables from the prior year quarter.

Average net finance receivables were $15.1 billion in the second quarter of 2018, up 12% from $13.5 billion in the prior year quarter.

Secured receivables represented 44% of ending net finance receivables at June 30, 2018, up from 40% in the prior year quarter.

Interest income in the second quarter of 2018 was $911 million, up from $801 million in the prior year quarter, largely reflecting the impact of higher average receivables.

Yield was 24.1% in the second quarter of 2018, up from 23.9% in the prior year quarter, primarily due to the company’s ongoing pricing initiatives that more than offset the impact of growth in lower yielding secured loans.

Provision for loan losses was $261 million in the second quarter of 2018, up from $234 million in the prior year quarter.

The 30-89 day delinquency ratio was 2.1% at June 30, 2018, consistent with 2.1% at March 31, 2018 and 2.1% at June 30, 2017.

The 90+ day delinquency ratio was 1.9% at June 30, 2018, down from 2.3% at March 31, 2018 and 2.1% at June 30, 2017.

The net charge-off ratio was 6.6% in the second quarter of 2018, down from 7.2% in the first quarter of 2018 and 6.9% in the prior year quarter.

Acquisitions and Servicing Segment (“A&S”)

A&S broke even in the second quarter of 2018 on an adjusted pretax income basis, consistent with breaking even in the prior year quarter.

Other

During the second quarter of 2018, Other generated an adjusted pretax loss of $3 million, compared to an adjusted pretax loss of $8 million in the prior year quarter.

Funding, Capital and Liquidity

During the quarter ended June 30, 2018, the company issued $900 million of unsecured debt due 2026 at a cost of funds of 7.125%. The company also redeemed $800 million of its outstanding 7.25% senior notes due 2021. At period end, the company had principal debt balances outstanding of $15.4 billion, 53% of which was secured and 47% of which was unsecured.

As of June 30, 2018, the company had $556 million of cash and cash equivalents, which included $271 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that is unavailable for general corporate purposes. The company had undrawn revolving conduit facilities of $5.4 billion and $6.2 billion of unencumbered consumer loans at June 30, 2018.

Use of Non-GAAP Financial Measures
We report the operating results of Consumer and Insurance, Acquisitions and Servicing, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves, and acquisition costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share, Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss), Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes acquisition-related transaction and integration expenses, net gain (loss) on sale of personal and real estate loans, net gain on sale of SpringCastle interests, SpringCastle transaction costs, losses resulting from repurchases and repayments of debt, debt refinance costs, net loss on liquidation of our United Kingdom subsidiary, non-cash incentive compensation expense, and income attributable to non-controlling interests. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segments and uses these non-GAAP financial measures in evaluating our operating performance and as a performance goal under the company’s executive compensation programs. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our second quarter 2018 results and other general matters at 8:00 am Eastern Time on Tuesday, July 31, 2018. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 2278727, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 2278727, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through August 14, 2018. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information, as well as information regarding business and segment trends, see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.omf.com) and the SEC's website (https://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements involve inherent risks, uncertainties and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: the inability to obtain, or delays in obtaining, cost savings and synergies from the OneMain Acquisition and risks and other uncertainties associated with the integration of the companies; any litigation, fines or penalties that could arise relating to the OneMain Acquisition or the Apollo Transaction; effects, if any, of the impact of the Apollo Transaction, including effects on our business or operational strategies, goals or objectives or our relationships with our employees or third parties; various risks relating to our continued compliance with the previously disclosed Settlement Agreement with the U.S. Department of Justice; changes in general economic conditions, including the interest rate environment in which we conduct business and the financial markets through which we can access capital and also invest cash flows from our Consumer and Insurance segment; levels of unemployment and personal bankruptcies; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; effects on our business, reputation and our financial position, results of operations and cash flows of any cyberbreach or other cyber-related incident involving our information systems or the loss, theft or unauthorized disclosure of personally identifiable information of our present or former customers, including any costs, fines or penalties incurred in connection therewith not covered by insurance, whether as a result of litigation, governmental investigations, business interruption, remediation efforts or otherwise; changes in the rate at which we can collect or potentially sell our finance receivables portfolio; the effectiveness of our credit risk scoring models in assessing the risk of customer unwillingness or lack of capacity to repay; changes in our ability to attract and retain employees or key executives to support our businesses; changes in the competitive environment in which we operate, including the demand for our products, customer responsiveness to our distribution channels, our ability to make technological improvements, and the strength and ability of our competitors to operate independently or to enter into business combinations that result in a more attractive range of customer products or provide greater financial resources; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances or arrangements, including loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; the inability to successfully implement our growth strategy for our consumer lending business as well as various risks associated with successfully acquiring portfolios of consumer loans, pursuing acquisitions, and/or establishing joint ventures; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; changes in federal, state or local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (which, among other things, established the Consumer Financial Protection Bureau, which has broad authority to regulate and examine financial institutions, including us), that affect our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the enactment of Public Law 115-97 amending the Internal Revenue Code of 1986; potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any litigation associated therewith, any impact to our business operations, reputation, financial position, results of operations or cash flows arising therefrom, any impact to our relationships with lenders, investors or other third parties attributable thereto, and the costs and effects of any breach of any representation, warranty or covenant under any of our contractual arrangements, including indentures or other financing arrangements or contracts, as a result of any such violation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any litigation associated therewith; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry, or our ability to incur additional borrowings; the impacts of our securitizations and borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; changes in accounting principles and policies or changes in accounting estimates; any failure or inability to achieve the SpringCastle Portfolio performance requirements set forth in the SpringCastle Interests Sale purchase agreement; the effect of future sales of our remaining portfolio of real estate loans and the transfer of servicing of these loans, including the environmental liability and costs for damage caused by hazardous waste if a real estate loan goes into default; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time. The foregoing list of factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements does not purport to be complete and new factors, risks and uncertainties may arise in the future that are impossible for us to currently predict.

OneMain Holdings, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date			Year-to-Date
(unaudited, $ in millions, expect per share amounts)	6/30/18	3/31/18	6/30/17	6/30/18	6/30/17

Finance charges	$902	$859	$768	$1,761	$1,524
Finance receivables held for sale originated as held for investment	3	3	4	6	7
Total interest income	905	862	772	1,767	1,531

Interest expense	(220)	(200)	(203)	(420)	(405)
Provision for finance receivable losses	(260)	(254)	(236)	(514)	(481)
Net interest income after provision for finance receivable losses	425	408	333	833	645

Other revenues:
Insurance	107	105	104	212	207
Investment	19	13	20	32	39
Net loss on repurchases and repayments of debt	(7)	(1)	(27)	(8)	(28)
Other	21	20	24	41	44
Total other revenues	140	137	121	277	262

Other expenses:
Operating expenses:
Salaries and benefits	(306)	(194)	(191)	(500)	(377)
Acquisition-related transaction and integration expenses	(28)	(10)	(14)	(39)	(37)
Other operating expenses	(137)	(128)	(137)	(264)	(279)
Insurance policy benefits and claims	(51)	(45)	(46)	(96)	(91)
Total other expenses	(522)	(377)	(388)	(899)	(784)
Income before income taxes	43	168	66	211	123
Income taxes	(36)	(44)	(24)	(80)	(48)
Net income	$7	$124	$42	$131	$75

Weighted average number of diluted shares	136.0	135.9	135.5	135.9	135.5
GAAP diluted EPS	$0.05	$0.91	$0.30	$0.96	$0.55

Note:	Year-to-Date may not sum due to rounding.

OneMain Holdings, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	6/30/2018	3/31/2018	6/30/2017

Cash and cash equivalents	$556	$1,807	$862
Investment securities	1,720	1,706	1,750
Net finance receivables:
Personal loans	15,384	14,858	13,908
Other receivables (1)	124	129	142
Net finance receivables	15,508	14,987	14,050
Unearned insurance premium and claim reserves	(611)	(585)	(572)
Allowance for finance receivable losses	(702)	(689)	(676)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	14,195	13,713	12,802
Finance receivables held for sale	123	126	141
Restricted cash and restricted cash equivalents	587	679	545
Goodwill	1,422	1,422	1,422
Other intangible assets	409	428	464
Other assets	628	586	712
Total assets	$19,640	$20,467	$18,698

Long-term debt	$15,054	$15,898	$14,409
Insurance claims and policyholder liabilities	690	728	745
Deferred and accrued taxes	3	72	5
Other liabilities	404	387	385
Total liabilities	16,151	17,085	15,544

Common stock	1	1	1
Additional paid-in capital	1,674	1,563	1,552
Accumulated other comprehensive income (loss)	(21)	(12)	3
Retained earnings	1,835	1,830	1,598
Total shareholders’ equity	3,489	3,382	3,154
Total liabilities and shareholders’ equity	$19,640	$20,467	$18,698

(1) Other Receivables consist of Real Estate and Retail Sales Finance, which were reported separately in prior periods.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	Quarter Ended

(unaudited, $ in millions)	6/30/2018	3/31/2018	6/30/2017
Loans:
Non-TDR Net Finance Receivables	$15,079	$14,582	$13,745
TDR Net Finance Receivables	429	405	305
Total Net Finance Receivables	$15,508	$14,987	$14,050

Average Net Receivables	$15,239	$14,986	$13,681
Origination Volume	3,216	2,540	2,953

Allowance:
Non-TDR Allowance	$532	$524	$538
TDR Allowance	170	165	138
Total Allowance	$702	$689	$676

Non-TDR Allowance Ratio	3.5%	3.6%	3.9%
TDR Allowance Ratio	39.6%	40.7%	45.2%
Total Allowance Ratio	4.5%	4.6%	4.8%

Gross Charge-Off	$278	$290	$255
Recoveries	(31)	(28)	(29)
Net Charge-Off	$247	$262	$226

Gross Charge-Off Ratio	7.3%	7.9%	7.5%
Recoveries	(0.8)%	(0.8)%	(0.8)%
Net Charge-Off Ratio	6.5%	7.1%	6.6%

Delinquency:
30-89 Delinquency	$338	$317	$307
30+ Delinquency	647	671	614
60+ Delinquency	445	490	429
90+ Delinquency	309	354	307

30-89 Delinquency Ratio	2.2%	2.1%	2.2%
30+ Delinquency Ratio	4.2%	4.5%	4.4%
60+ Delinquency Ratio	2.9%	3.3%	3.1%
90+ Delinquency Ratio	2.0%	2.4%	2.2%

Note: Delinquency ratio is calculated as a percentage of net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	6/30/2018	3/31/2018	6/30/2017

Liquidity
Cash and cash equivalents	$556	$1,807	$862
Unencumbered assets (1)	6,196	4,829	4,542
Undrawn conduit facilities	5,350	4,900	4,800

Total Assets	$19,640	$20,467	$18,698
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(409)	(428)	(464)
Tangible Managed Assets	$17,809	$18,617	$16,812

Long-term debt	$15,054	$15,898	$14,409
Less: Junior subordinated debt	(172)	(172)	(172)
Adjusted Debt	$14,882	$15,726	$14,237

Total Shareholders' Equity	$3,489	$3,382	$3,154
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(409)	(428)	(464)
Plus: Junior subordinated debt	172	172	172
Adjusted Tangible Common Equity	$1,830	$1,704	$1,440

Adjusted Debt to Adjusted Tangible Common Equity (Tangible Leverage)	8.1x	9.2x	9.9x

Adjusted Tangible Common Equity to Tangible Managed Assets	10.3%	9.2%	8.6%

(1) Personal loans not pledged as collateral on existing securitizations.

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter Ended

(unaudited, $ in millions)	6/30/18	3/31/18	6/30/17

Revenue (1)	26.1%	25.5%	24.8%
Net Charge-Off	(6.5)%	(7.1)%	(6.6)%
Risk Adjusted Margin	19.6%	18.4%	18.2%
Operating Expenses	(12.4)%	(8.9)%	(10.0)%
Unlevered Return on Receivables	7.2%	9.5%	8.2%
Interest Expense	(5.8)%	(5.3)%	(5.9)%
Income Tax Expense	(0.9)%	(1.2)%	(0.7)%
Return on Receivables (2)	0.2%	3.3%	1.2%

Note: All ratios are based on Consolidated GAAP results as a percentage of average net finance receivables held for investment. Ratios may not sum due to rounding.
(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2) Return on receivables includes the change in allowance impact, net of tax.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended			Year-to-Date

(unaudited, $ in millions)	6/30/2018	3/31/2018	6/30/2017	6/30/2018	6/30/2017

Finance charges	$911	$873	$801	$1,784	$1,599
Finance receivables held for sale	—	—	—	—	—
Total interest income	911	873	801	1,784	1,599

Interest expense	(212)	(194)	(189)	(406)	(375)
Provision for finance receivable losses	(261)	(258)	(234)	(519)	(473)
Net interest income after provision for finance receivable losses	438	421	378	859	751

Insurance	107	105	104	212	207
Investment	20	14	24	34	49
Other	14	14	15	27	25
Total other revenues	141	133	143	273	281

Operating expenses	(317)	(298)	(300)	(615)	(603)
Insurance policy benefits and claims	(51)	(45)	(47)	(96)	(92)
Total other expenses	(368)	(343)	(347)	(711)	(695)

Adjusted pretax income (non-GAAP)	211	211	174	421	337

Income taxes (1)	(51)	(51)	(64)	(101)	(125)

Adjusted net income (non-GAAP)	$160	$160	$110	$320	$212

Weighted average number of diluted shares	136.0	135.9	135.5	135.9	135.5
C&I adjusted diluted EPS (2)	$1.18	$1.18	$0.81	2.36	1.56

Note: Year-to-Date may not sum due to rounding.
(1) Income taxes assume a 37% statutory tax rate for 2017 periods and 24% for 2018 periods.
(2) C&I adjusted diluted EPS is calculated as the adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - CREDIT METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended

(unaudited, $ in millions)	6/30/2018	3/31/2018	6/30/2017

Loans:
Non-TDR Net Finance Receivables	$14,899	$14,370	$13,396
TDR Net Finance Receivables	507	500	460
Total Net Finance Receivables	$15,406	$14,870	$13,856

Average Net Receivables	$15,130	$14,860	$13,469
Origination Volume	3,216	2,540	2,953

Allowance:
Non-TDR Allowance	$524	$514	$511
TDR Allowance	205	204	186
Total Allowance (1)	$729	$718	$697

Non-TDR Allowance Ratio	3.5%	3.6%	3.8%
TDR Allowance Ratio	40.4%	40.8%	40.4%
Total Allowance Ratio	4.7%	4.8%	5.0%

Gross Charge-Off	$285	$297	$266
Recoveries	(35)	(33)	(35)
Net Charge-Off	$250	$264	$231

Gross Charge-Off Ratio	7.6%	8.1%	7.9%
Recoveries	(0.9)%	(0.9)%	(1.0)%
Net Charge-Off Ratio	6.6%	7.2%	6.9%

Delinquency:
30-89 Delinquency	$328	$310	$295
30+ Delinquency	621	648	580
60+ Delinquency	427	473	403
90+ Delinquency	293	338	285

30-89 Delinquency Ratio	2.1%	2.1%	2.1%
30+ Delinquency Ratio	4.0%	4.4%	4.2%
60+ Delinquency Ratio	2.8%	3.2%	2.9%
90+ Delinquency Ratio	1.9%	2.3%	2.1%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of net finance receivables. All ratios are shown as a percentage of C&I average net finance receivables held for investment. Ratios may not sum due to rounding.

(1) For allowance for finance receivables loss reconciliation to GAAP, see page 16.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended

(unaudited, $ in millions)	6/30/18	3/31/18	6/30/17

Revenue (1)	26.4%	25.9%	26.6%
Net Charge-Off	(6.6)%	(7.2)%	(6.9)%
Risk Adjusted Margin	19.8%	18.7%	19.8%
Operating Expenses	(8.4)%	(8.0)%	(8.9)%
Unlevered Return on Receivables	11.4%	10.7%	10.9%
Interest Expense	(5.6)%	(5.2)%	(5.6)%
Provision for Income Taxes (2)	(1.3)%	(1.4)%	(1.9)%
Return on Receivables (3)	4.2%	4.3%	3.3%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables held for investment. Ratios may not sum due to rounding.

(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2) Income taxes assume a 37% statutory tax rate for 2017 and 24% for 2018.
(3) Return on receivables includes the change in allowance impact, net of tax.

OneMain Holdings, Inc.
ACQUISITIONS AND SERVICING SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended			Year-to-Date

(unaudited, $ in millions)	6/30/2018	3/31/2018	6/30/2017	6/30/2018	6/30/2017

Portfolio Servicing Fees from SpringCastle	$8	$9	$10	$17	$20
Other	—	—	—	—	2
Total Other Revenues	8	9	10	17	22
Operating Expenses	(8)	(8)	(10)	(16)	(21)
Total Other Expenses	(8)	(8)	(10)	(16)	(21)
Adjusted Pretax Income (non-GAAP)	$—	$1	$—	$1	$1

Note:	Acquisitions & Servicing results are presented on an adjusted Segment Accounting Basis. Year-to-Date may not sum due to rounding.

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Quarter Ended			Year-to-Date

(unaudited, $ in millions)	6/30/2018	3/31/2018	6/30/2017	6/30/2018	6/30/2017

Finance Charges	$3	$3	$2	$5	$6
Finance Receivables Held for Sale	2	2	4	4	6
Total Interest Income	5	5	6	9	12

Interest Expense	(5)	(5)	(5)	(9)	(11)
Provision for Finance Receivable Losses	3	2	—	5	(1)
Net Interest Income after Provision for finance receivable losses	3	2	1	5	—

Other	—	(2)	1	(2)	1
Total Other Revenues	—	(2)	1	(2)	1

Operating Expenses	(6)	(10)	(10)	(16)	(16)
Total Other Expenses	(6)	(10)	(10)	(16)	(16)

Adjusted Pretax Income (non-GAAP)	$(3)	$(10)	$(8)	$(13)	$(15)

Net Finance Receivables held for investment:
Personal Loans	$—	$—	$6	$—	$6
Other Receivables	131	136	150	131	150
Total Net Finance Receivables held for investment	$131	$136	$156	$131	$156

Net Finance Receivables held for sale	$130	$133	$146	$130	$146

Note:
Other is presented on an adjusted Segment Accounting Basis.
Effective 1Q17, Real Estate segment was combined with "Other." Effective 1Q18, Retail Sales Finance and Real Estate receivables were combined with "Other Receivables." Prior periods have been revised to conform to the new presentation.
Year-to-Date may not sum due to rounding.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter Ended			Year-to-Date

(unaudited, $ in millions)	6/30/18	3/31/18	6/30/17	6/30/18	6/30/17

Consumer & Insurance	$154	$174	$144	$327	$286
Acquisitions & Servicing	—	1	—	1	1
Other	(109)	(10)	(8)	(119)	(21)
Segment to GAAP Adjustment	(2)	3	(70)	2	(143)
Income Before Income Taxes - GAAP basis	$43	$168	$66	$211	$123

Pretax Income - Segment Accounting Basis	$154	$174	$144	$327	$286
Net Loss on Repurchases and Repayments of Debt	35	27	16	62	17
Acquisition-Related Transaction and Integration Expenses	22	10	14	32	34
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$211	$211	$174	$421	$337

Pretax Income - Segment Accounting Basis	—	1	—	1	1
Adjustments	—	—	—	—	—
Acquisitions & Servicing Adjusted Pretax Income (non-GAAP)	$—	$1	$—	$1	$1

Pretax Loss - Segment Accounting Basis	$(109)	$(10)	$(8)	$(119)	$(21)
Non-Cash Incentive Compensation Expense	106	—	—	106	—
Acquisition-Related Transaction and Integration Expenses	—	—	—	—	6
Other Adjusted Pretax Loss (non-GAAP)	$(3)	$(10)	$(8)	$(13)	$(15)

Note:	Year-to-Date may not sum due to rounding.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	6/30/18	3/31/18	6/30/17

Consumer & Insurance	$15,406	$14,870	$13,856
Acquisition & Servicing	—	—	—
Other	131	136	156
Segment to GAAP Adjustment	(29)	(19)	38
Net Finance Receivables Held for Investment - GAAP basis	$15,508	$14,987	$14,050

Consumer & Insurance	$729	$718	$697
Acquisition & Servicing	—	—	—
Other	30	32	27
Segment to GAAP Adjustment	(57)	(61)	(48)
Allowance for Finance Receivable Losses - GAAP basis	$702	$689	$676

Consumer & Insurance	$15,045	$15,856	$14,323
Acquisition & Servicing	—	—	—
Other	261	269	301
Segment to GAAP Adjustment	(252)	(227)	(215)
Long-Term Debt - GAAP basis	$15,054	$15,898	$14,409

OneMain Holdings, Inc.

Contact:
Kathryn Miller, 475-619-8821
Kathryn.Miller@omf.com

Source: OneMain Holdings, Inc.